Filed pursuant to Rule 424(b)(3)
Registration No. 333-187466

PROSPECTUS SUPPLEMENT NO. 4
(to Prospectus dated July 21, 2013)

5,369 Shares of Series C 8% Convertible Preferred Stock

(and 2,753,348 Shares of Common Stock Underlying the Series C 8% Convertible Preferred Stock)

Warrants to Purchase up to 2,753,348 Shares of Common Stock

(and 2,753,348 Shares of Common Stock Issuable From Time to Time Upon Exercise of Warrants)

This prospectus supplement modifies and supplements the prospectus (the “Prospectus”) of Oxygen Biotherapeutics, Inc. (the “Company”) dated July 21, 2013 (as supplemented on July 25, 2013, July 31, 2013 and August 14, 2013) relating to 5,369 shares of Series C 8% Convertible Preferred Stock (and 2,753,348 shares of common stock issuable upon conversion of the Series C 8% Convertible Preferred Stock) and warrants exercisable for 2,753,348 shares of common stock at an exercise price of $2.60 per share (and 2,753,348 shares of common stock issuable upon exercise of the warrants).

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This prospectus supplement is qualified in its entirety by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement includes a description of amendments to these securities entered into on August 23, 2013.

NEITHER THE SECURITIES EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is August 23, 2013.

AMENDMENT OF WARRANTS

On August 23, 2013, the Company entered into agreements with certain institutional investors to amend the terms of certain outstanding warrants (the “Warrants”) to purchase 2,051,283 shares of the Company’s common stock, issued by the Company on July 27, 2013 (the “Warrant Amendments”).  The Warrants and underlying shares of common stock were previously registered on the Company’s registration statement on Form S-1, which was initially filed with the SEC on March 22, 2013 and declared effective on July 19, 2013 (File No. 333-187466).  The Warrant Amendments replace the price protection anti-dilution provision of each Warrant with a covenant that the Company will not issue common stock or common stock equivalents at an effective price per share below the exercise price of such Warrant without prior written consent, subject to certain exceptions.